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[CORPORATE LOGO] BROOKS FIBER PROPERTIES

Your Gateway                                       Brooks Fiber Properties, Inc.
To The                                     425 Woods Mill Road South / Suite 300
Information Age                                   Town & Country, Missouri 63017
                                                  314 878-1616  Fax 314 878-3211

FOR IMMEDIATE RELEASE

Contact: Waymon R. Tipton
         Senior Vice President
         (800) 799-8914, ext. 313

           BROOKS FIBER PROPERTIES AGREES TO ACQUIRE PHOENIX FIBERLINK

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          ACQUISITION WILL GIVE BROOKS OPERATIONAL MARKET IN SALT LAKE
               CITY AND EXPAND COMPANY'S EXISTING NETWORK IN RENO

St. Louis, MO (March 3, 1997) - Brooks Fiber Properties, Inc. (Nasdaq/NM:BFPT), a nationwide competitive local telecommunications services company, today announced the acquisition of the assets of Phoenix Fiberlink ("PFI"), a provider of competitive local telecommunications services in the Salt Lake City, Utah and Reno, Nevada metropolitan markets, and plans for the development of a telecommunications network in Boise, Idaho, in a transaction involving cash and 600,000 shares of Brooks Fiber common stock. The agreement is subject to regulatory approvals.

     James C. Allen, Chief Executive Officer of Brooks Fiber Properties, said, "This acquisition provides us with an outstanding platform for our entry into Salt Lake City, one of the fastest growing cities in the country and a market we have explored for some time. Salt Lake City fits perfectly in our strategy of targeting high growth, technology rich cities where the demand for our services is accelerating. Furthermore, the recently announced expansion of our operating agreement with AT&T to include Salt Lake City allows us to enter this market with the assurance of substantial additional revenues."

     The Phoenix Fiberlink network in Salt Lake City has over fifty miles of fiber optic cable with an additional sixteen miles under construction. The operational network is configured in SONET compatible rings and is fully operational. In Salt Lake City, PFI recently initiated internet services, providing direct connectivity of its customers to the internet.

     "The acquisition practically doubles our network size in Reno where we have an operational network," Allen continued. "In addition, PFI is an established MCI 'preferred

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BFPT Agrees to Acquire Phoenix Fiberlink
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March 3, 1997

provider,' and we will assume that relationship upon closing, which will greatly benefit our existing network operations."

     In Reno, PFI has installed a 20-mile fully SONET compatible network, with eleven additional miles under construction. The two networks together will connect the vast majority of the high capacity users in Reno.

     "By combining our resources with the excellent existing PFI operations, we will have established a strong position in these markets, Allen stated. "Our confidence in the PFI operation is heightened because two of our existing markets, Sacramento and San Jose, were also acquired from the Phoenix group."

     Brooks Fiber Properties, Inc., headquartered in St. Louis, Missouri, in a leading full service provider of competitive local telecommunications services in cities across the United States. With networks operational or under construction in 37 U.S. cities, the company provides its customers with advanced and reliable high-capacity voice, video, data and other enhanced telecommunications services.

     You can now receive fax copies of recent Brooks Fiber news releases 24 hours a day by calling 1-800-758-5804 and entering 102207 or visit Brooks Fiber on the Internet at www.Brooks.net.

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